UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 28, 2015

ID Global Solutions Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-54545	46-2069547
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

160 East Lake Brantley Drive, Longwood, Florida 32779

(Address of principal executive offices) (zip code)

407-951-8640

(Registrant's telephone number, including area code)

Copies to:

Stephen M. Fleming, Esq.

Fleming PLLC

49 Front Street, Suite 206

Rockville Centre, New York 11570

Phone: (516) 833-5034

Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain officers

On May 28, 2015, Ricky Solomon was appointed as a member of the Board of Directors of ID Global Solutions Corporation (the “Company”). Haraldo Artmann resigned as a director of the Company to pursue other interests. In addition, Charles D. Albanese was appointed as the Chief Financial Officer of the Company.

There is no understanding or arrangement between Mr. Solomon and any other person pursuant to which Mr. Solomon was selected as a director of the Company.  Mr. Solomon does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer.  Mr. Solomon has not had direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant exceeding $120,000.

On May 28, 2015, Mr. Solomon entered into a letter agreement with the Company pursuant to which he was appointed as a director of the Company in consideration of options to purchase 3,500,000 shares of the Company’s common stock at $0.0001 per share. The options will expire five years from the vesting period with 437,500 options vesting on a quarterly basis for a total of 3,500,000 shares. Mr. Albanese entered into an Executive Employment Agreement pursuant to which he will serve as Chief Financial Officer in consideration of an annual salary of $200,000 and a sign on bonus of a stock option to acquire 3,500,000 shares of common stock for a period of five years at an exercise price of $0.10 per share. Mr. Albanese is also entitled to receipt a performance bonus of 25% to 50% of his base salary. In the event the Company does not have the available cash flow to pay Mr. Albanese’s salary for the following month, the Company shall issue to Mr. Albanese shares of common stock equal to the salary for the applicable month divided by $0.10.

From 1983 to 1998 Mr. Solomon held several positions at Wechsler & Co. ("Wechsler"), a broker dealer focused on convertible securities. During his tenure Mr. Solomon became a partner and a managing director in charge of trading at Wechsler. After spending 15 years at Wechsler, Mr. Solomon joined Paloma as a portfolio manager where he ran a convertible arbitrage book as well as a long short equity book focused on technology stocks from 1998 to 2000.

In 2000, Mr. Solomon became a founding partner of Amaranth, a multi-strategy market neutral hedge fund that grew to almost $10 billion in assets by 2006. There, Mr. Solomon ran global convertible arbitrage and a long short equity book and he was also was a member of the executive committee until leaving Amaranth in 2006. Mr. Solomon joined Verition, another multi- strategy market neutral fund, in 2008 and remained there until 2014. Mr. Solomon currently serves on the board of Aspen University, a for profit on-line higher learning institution. Mr. Solomon joined Tripoint Global Equities in 2015. Through the years, Mr. Solomon has structured many financings, both public and private and in multiple industries. He also has been a very active venture capital investor. Mr. Solomon graduated from Emory University in 1983 with a BBA in finance.

From 2011 to present, Mr. Albanese has served as the Chief Operating Officer and Managing Director of Do It Right LLC, a business development consulting firm based in New York, New York. Mr. Albanese served as the Chief Operating Officer and Managing Director from 2009 to 2011 of Brevet Capital, a hedge fund with under $1 billion in management. From 2005 to 2008, Mr. Albanese served as the Chief Operating Officer and Chief Financial Officer of Cambridge Management Group LLC, a pre-settlement legal financing firm. Prior to 2005, Mr. Albanese held several roles with Opticality Corp. and AT&T Wireless Services. Mr. Albanese graduated from Manhattan College with a B.S. Business Management/Finance.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description

4.1	Stock Option dated May 28, 2015 issued to Ricky Solomon

4.2	Stock Option dated May 28, 2015 issued to Charles D. Albanese

10.1	Director Agreement by and between ID Global Solutions Corporation and Ricky Solomon dated May 28, 2015

10.2	Executive Employment Agreement by and between ID Global Solutions Corporation and Charles D. Albanese dated May 28, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ID Global Solutions Corporation

Date: June 1, 2015	By:	/s/ Thomas R. Szoke
	Name:	Thomas R. Szoke
	Title:	Chief Executive Officer